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                                                                     EXHIBIT 8.1

                     [LETTERHEAD OF DORSEY & WHITNEY LLP]


                                 July 31, 2001

Survivalink Corporation
5420 Feltl Road
Minnetonka, Minnesota 55343

Dear Ladies and Gentlemen:

     We have acted as your counsel in connection with the Registration Statement on Form S-4 filed on July 31, 2001 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed merger of Survivalink Corporation with and into Cardiac Science Acquisition Corp., a wholly owned subsidiary of Cardiac Science, Inc. This opinion is delivered in accordance with the requirements of Item 601(b)(8) of the Regulation S-K under the Securities Act.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Proxy Statement/Prospectus included therein (the "Proxy Statement/Prospectus") and such other documents as we have deemed necessary or appropriate.

     We hereby confirm that the discussion in the Proxy Statement/Prospectus under the caption "Material Federal Income Tax Considerations" are a fair and accurate summary of the matters addressed therein, based upon current law and the facts and assumptions stated or referred to therein. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service.

     We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


                                      Very truly yours,

                                      /s/ Dorsey & Whitney LLP


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